Exhibit 99.1

SUNOCO LP
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma combined financial information of Sunoco LP ("SUN"), formerly Susser Petroleum Partners LP ("SUSP"), reflects the pro forma impacts of multiple transactions, each of which is described in the following sections. Our unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014, reflect the following transactions:

•
the October 1, 2014 acquisition of Mid-Atlantic Convenience Stores, LLC ("MACS") from Energy Transfer Partners, L.P. ("ETP"), the owner of our general partner and a 42.8% limited partner interest in us, for total consideration consisting of (i) $556 million in cash, subject to adjustment for working capital, and (ii) 3,983,540 of our common units (the "MACS Acquisition"); and

•
the December 16, 2014, acquisition of Aloha Petroleum, Ltd ("Aloha") for cash consideration of $240 million, subject to a post-closing earn-out and certain closing adjustments (the "Aloha Acquisition").

The historical financial information included in the column entitled “SUN” was derived from the audited consolidated financial statements included in SUN's Annual Report on Form 10-K for the year ended December 31, 2014. The unaudited pro forma condensed combined statements of operations assume that the MACS Acquisition and the Aloha Acquisition were consummated as of January 1, 2014. A pro forma balance sheet is not provided as both of these transactions were reflected in our audited consolidated balance sheet as of December 31, 2014. The unaudited pro forma condensed combined statements of operations should be read in conjunction with SUN's Annual Report on Form 10-K for the year ended December 31, 2014.

MACS Acquisition
On September 25, 2014, SUN entered into a contribution agreement with MACS, ETC M-A Acquisition LLC ("ETC") and ETP, whereby SUN agreed to acquire all of the issued and outstanding membership interests of MACS from ETC for $556 million in cash, subject to adjustment for working capital, and 3,983,540 SUSP common units. SUN initially financed the cash portion of the purchase price by utilizing availability under its revolving credit facility, subsequently raising net proceeds of $405 million from the sale of 9.1 million common units which were used to repay revolver borrowing. The MACS Acquisition was completed on October 1, 2014.
SUN is accounting for the acquisition of MACS as a transfer of net assets between entities under common control. As such, the MACS assets acquired from ETP have been recorded by SUN at ETP's historic carrying value, and SUN has included the activities of MACS in its 2014 audited financial statements as of the September 1, 2014 date of common control for accounting purposes. Financial statements for MACS were previously provided as attachments 99.2 and 99.3 to our Current Report on Form 8-K/A on October 21, 2014.

Aloha Acquisition
On September 25, 2014, SUN and Susser Petroleum Property Company LLC ("Propco"), a wholly owned subsidiary of SUN, entered into a purchase and sale agreement in which SUN and Propco agreed to acquire all of the issued and outstanding shares of capital stock of Aloha for base consideration of $240 million in cash, subject to a post-closing earn-out and certain closing adjustments. Consummation of the Aloha Acquisition occurred on December 16, 2014. SUN financed the purchase of Aloha by utilizing availability under its revolving credit facility. SUN's management currently plans to contribute certain assets from Propco to SUN at a future date; however, the impact of this discretionary management action is not included in the accompanying pro forma combined financial information.
The pro forma adjustments reflect a preliminary purchase price allocation. The carrying values of assets and liabilities (excluding intangibles and non-current liabilities) in this preliminary estimate were assumed to approximate their fair values. Our identifiable intangible assets consist primarily of dealer relationships. The amount of goodwill preliminarily recorded represents the excess of our estimated enterprise value over the fair value of our assets and liabilities. The value of certain assets and liabilities are preliminary in nature, and are subject to adjustment as additional information is obtained about the facts and circumstances that existed at the acquisition date. As a result, material adjustments to this preliminary allocation may occur in the future. Management is reviewing the valuation and confirming the results to determine the final purchase price allocation. Certain financial statements for Aloha were previously provided as attachments 99.4 and 99.5 to our Current Report on Form 8-K/A on October 21, 2014. The unaudited condensed financial statements for the nine months ended September 31, 2014 and 2013 are included herein as Exhibit 99.2.

SUNOCO LP
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
AND COMPREHENSIVE INCOME
FOR YEAR ENDED DECEMBER 31, 2014
(dollars in thousands except per unit)

	Historical	Pro Forma Adjustments				Pro Forma Combined
	SUN	MACS (a)	Aloha (b)	Adjustments
Revenues:
Merchandise sales	$52,275	$88,616	$47,084	$—		$187,975
Motor fuel sales	5,290,901	1,006,520	620,633	(48,958)	(c)	$6,869,096
Other Income	38,840	16,319	20,042	—		$75,201
Total revenues	5,382,016	1,111,455	687,759	(48,958)		7,132,272
Cost of sales:
Merchandise	38,820	64,234	34,292	—		$137,346
Motor fuel	5,163,628	950,958	557,684	(48,958)	(c)	$6,623,312
Other	3,642	—	1,576	—		$5,218
Total cost of sales	5,206,090	1,015,192	593,552	(48,958)		6,765,876
Gross profit	175,926	96,263	94,207	—		$366,396
Operating expenses:
Selling, general and administrative	71,873	37,965	64,827	—		$174,665
Loss on disposal of assets and impairment charge	2,631	295	241	—		$3,167
Depreciation, amortization and accretion	26,955	20,536	9,772	204	(d)	$57,467
Acquisition transaction costs	—	—	523	(523)	(d)	$—
Total operating expenses	101,459	58,796	75,363	(319)		235,299
Income from operations	74,467	37,467	18,844	319		131,097
Other income (expense):
Interest income (expense), net	(14,329)	(6,802)	(2,696)	(2,181)	(e)	$(28,306)
				2,696	(f)
				(4,994)	(g)
Other miscellaneous	—	—	134	—		$134
Total other expense	(14,329)	(6,802)	(2,562)	(4,479)		(28,172)
Income (loss) before income tax	60,138	30,665	16,282	(4,160)		$102,925
Income tax expense	(2,352)	—	(6,607)	(3,199)	(h)	$(12,158)
Net income (loss)	57,786	30,665	9,675	(7,359)		90,767
Less: Net income attributable to noncontrolling interest	1,043	2,086	—	—		$3,129
Net income attributable to partners	$56,743	$28,579	$9,675	$(7,359)		$87,638

Net income per limited partner unit:
Common - basic and diluted	$1.96					$2.29
Subordinated - (basic and diluted)	$1.96					$2.29
Weighted average limited partner units outstanding (diluted):
Common units - basic	14,206,536			9,872,520	(i)	24,079,056
Common units - diluted	14,223,648			9,872,520	(i)	24,096,168
Subordinated units - affiliated	10,939,436					10,939,436

SUNOCO LP
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information presented above gives effect to the MACS Acquisition and the Aloha Acquisition as if all of these transactions had been consummated as of January 1, 2014.

(a) To reflect the addition of MACS operating results for the eight months ended August 31, 2014. These amounts reflect the unaudited results for the nine months ended September 30, 2014, reduced by the results for the month of September 2014 which has already been reflected in our audited results of operations for the twelve months ended December 31, 2014. We previously filed audited financial statements for MACS in our Current Report on Form 8-K/A filed on October 21, 2014. Additional information regarding the MACS Acquisition may be found in the Notes to Consolidated Financial Statements included in our Form 10-K filed on February 27, 2015.

(b) To reflect the operating results for Aloha for the the 11.5 months ended December 15, 2014. These amounts reflect the unaudited results for the nine months ended September 30, 2014, included herein as Exhibit 99.2, plus Aloha's results of operations for the period October 1, 2014 through December 15, 2014. Aloha's results for the period December 16, 2014 through December 31, 2014 are included in SUN's 2014 results. We previously filed audited financial statements for Aloha in our Current Report on Form 8-K/A filed on October 21, 2014. Additional information regarding the Aloha Acquisition may be found in the Notes to Consolidated Financial Statements included in our Form 10-K filed on February 27, 2015.

(c) To conform the Aloha accounting policies for the presentation of motor fuel taxes as gross in motor fuel sales and motor fuel cost of sales, to SUN's accounting policy to present wholesale motor fuel taxes net in motor fuel sales and motor fuel cost of sales.

(d) To reflect the acquisition of Aloha by Propco to include the amortization on the estimated fair value of the trade name over 15 years, and elimination of non-recurring acquisition expenses.

(e) To reflect interest expense on the $150.8 million draw on our revolving credit facility required in excess of equity issuance net proceeds to finance the cash payment made to ETP for the acquisition of MACS. Interest on the revolving credit facility is calculated to reflect 8 months of interest based on a variable rate. The borrowing rate as of February 27, 2014 of 2.17% is assumed for the entire period presented.

(f) To remove historical interest expense related to Aloha's $32.2 million of debt that was repaid concurrent with the closing of the Aloha Acquisition.

(g) To reflect interest expense on the funding of Aloha Acquisition with a $240 million draw on our revolving credit facility. Assumed interest rate of 2.17%, reflecting our 30-day LIBOR borrowing cost as of February 27, 2014, resulting in annual pro forma interest expense of $5.0 million. A 1/8% change in the interest rate would impact annual interest expense by $0.3 million.

(h) To reflect the estimated income tax provision for the portion of MACS operations that is included in Propco's results of operations, at an estimated combined federal and state statutory tax rate of 39.6%.

(i) To adjust the weighted average common units outstanding for the issuance of approximately 4.0 million units to ETP in October 2014, and the issuance of a total of approximately 9.1 million units to the public in October and November 2014, as if they had been issued on January 1, 2014 for purposes of calculating pro forma earnings per unit.